Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 7th day of March, 2014 by and between FARO Technologies, Inc., a Florida corporation (the “Company”), and Peter G. Abram, Jr. (“Executive”), to be effective as of March 31, 2014 (the “Effective Date”).

BACKGROUND

The Company desires to engage Executive as the Senior Vice President and Chief Financial Officer of the Company from and after the Effective Date, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Executive is hereby employed on the Effective Date as the Senior Vice President and Chief Financial Officer of the Company. In such capacity, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Chief Executive Officer of the Company (the “CEO”), and will report directly to the CEO.

2. Employment Period. Unless earlier terminated in accordance with Section 6, Executive’s employment shall be for a term beginning on the Effective Date and ending on March 31, 2015 (the “Employment Period”). Beginning on March 31, 2015 and on each March 24th thereafter, the Employment Period shall, without further action by Executive or the Company, be extended by an additional one-year period; provided, however, that either party may cause the Employment Period to cease to extend automatically, by giving written notice to the other not less than 60 days prior to any March 24th renewal date. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

3. Extent of Service. During the Employment Period, Executive shall devote substantially all of his business effort, time, energy, and skill to the business of the Company, to the promotion of the interests of the Company, and to the fulfillment of Executive’s obligations under this Agreement. Executive acknowledges and agrees that from time to time the Company may assign Executive to different or additional positions with the Company or one of the Company’s affiliated companies, with such title, duties, and responsibilities as determined by the Company in its sole discretion. Executive agrees to serve any and all such positions without additional compensation.

4. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company will pay to Executive base salary at the rate of U.S. $335,000 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Compensation Committee of the Board of Directors (the “Board”) shall review Executive’s Base Salary annually and may adjust Executive’s Base Salary from year to year, but under no circumstances will it be less than the stated base salary above. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.

(b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to employees of the Company based in the United States. Without limiting the foregoing, the following shall apply:

(i) during the Employment Period, Executive will have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established from year to year by the Compensation Committee of the Board, with a target bonus of forty percent (40%) of his Base Salary. Notwithstanding the foregoing, Executive’s annual bonus for fiscal year 2014, if any, shall be prorated based on the number of days Executive is employed by the Company during fiscal year 2014. Except as otherwise provided by the Board, Executive must be employed by the Company on the date the annual bonus, if any, is paid in order to receive the annual bonus; and

(ii) during the Employment Period, Executive will be eligible for annual grants under the Company’s long-term incentive plan or plans of stock-based awards based upon the achievement of performance goals established from year to year by the Compensation Committee of the Board, with a target value of one hundred percent (100%) of his Base Salary. Grants are expected to be awarded as a combination of stock options and restricted stock units, in a ratio of 75% and 25%, respectively. Nothing in this Agreement requires the Board to make grants of options or other awards in any year or to make grants of any specific types of awards or in any certain amount or ratio.

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company to the extent available to all senior executive employees of the Company based in the United States, subject to the terms and conditions of any such plans.

(d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to employees of the Company based in the United States with respect to travel, entertainment and other business expenses.

(e) Temporary Housing. During calendar year 2014, Executive shall be entitled to provision of, or reimbursement for, temporary housing through September 30, 2014 (“Temporary Housing Expenses”). If Executive shall receive reimbursement for Temporary Housing Expenses, then such reimbursements shall be paid within thirty (30) days following Executive’s submission of evidence, satisfactory to the Company, of the incurrence of such Temporary Housing Expenses, and any such reimbursements pursuant to this Section 4(e) shall be made during calendar year 2014.

(f) Relocation Expenses. During calendar year 2014, Executive shall be entitled to reimbursement of the following relocation expenses (collectively, the “Relocation Expenses”): (i) round-trip coach/economy airfare for Executive and his spouse for two (2) house hunting trips to Lake Mary, FL and lodging expenses incurred for reasonable accommodations during such trips, (ii) one-way coach/economy airfare for each of Executive, his spouse and his dependents for their final move to the Lake Mary, FL area and (iii) up to $50,000 of closing costs incurred by Executive in connection with his relocation to Lake Mary, FL. Reimbursements for Relocation Expenses shall be paid within thirty (30) days following Executive’s submission of evidence, satisfactory to the Company, of the incurrence of such Relocation Expenses. All reimbursements pursuant to this Section 4(f) shall be made during calendar year 2014. In addition, during calendar year 2014, the Company shall provide for a one-time pack and move of Executive’s personal goods from his residence in Paoli, Pennsylvania to his residence in Lake Mary, FL.

(g) Signing Bonus. The Company shall pay to Executive a one-time signing bonus equal to fifty thousand dollars ($50,000), payable in a single lump sum in cash within thirty (30) days following the Effective Date; provided that the Company has received a written certification from Executive that he has not received payment of any portion of his annual bonus for 2013 from his prior employer.

5. Change in Control. Executive shall be a participant in the FARO Technologies, Inc. Change in Control Severance Policy, as amended (the “CIC Policy”), a copy of which has been provided to Executive. For the avoidance of doubt, if Executive becomes eligible to receive benefits under the CIC Policy, he shall not be eligible to receive any benefits pursuant to Section 7. In addition, upon a Change in Control (as defined in the Company’s long-term incentive plan or plans), (a) any outstanding and unvested stock options held by Executive shall become fully vested and exercisable, and such stock options shall thereafter continue or lapse in accordance with the other provisions of the applicable award certificate; and (b) any outstanding restricted stock units held by Executive shall become fully vested and shall immediately convert to shares of Company common stock.

6. Termination of Employment.

(a) Death or Retirement. Executive’s employment shall terminate automatically upon Executive’s death or retirement during the Employment Period.

(b) Disability. If the Company determines in good faith that Executive has become Disabled (as defined below) during the Employment Period, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, Executive shall be Disabled if, as determined by the Board in good faith, Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, as determined by the Board in good faith.

(c) Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” means (i) Executive’s failure to perform substantially his duties with the Company and/or any affiliate (excluding any such failure resulting from Executive’s Disability) after a written demand for substantial performance is delivered to Executive by or on behalf of the Board which identifies the manner in which the Board believes that Executive has not substantially performed his duties and providing Executive 30 days to cure the identified deficiencies, (ii) Executive engages in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) Executive engages in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) Executive is convicted of, or pleads nolo contondere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) Executive is found liable in any SEC or other civil or criminal securities law action, (vi) Executive commits an act of fraud or embezzlement against the Company or any affiliate, or (vii) Executive accepts a bribe or kickback.

(d) Termination by Executive. Executive’s employment may be terminated by Executive with or without Good Reason. Executive’s termination without Good Reason shall require 30 days’ prior written notice to the Company. Executive’s termination for Good Reason must occur within a period of 120 days after the occurrence of an event of Good Reason. For purposes of this Agreement,

“Good Reason” shall mean, (a) a material breach by the Company of the Company’s obligations to the Executive under this Agreement, which breach is not cured to the Executive’s reasonable satisfaction within ten (10) days after written notification to the Company describing in reasonable detail such breach and stating that such notice is being delivered pursuant to this Agreement; (b) an ongoing material and substantial diminution in the duties of the Executive not consistent with that of an executive with his position and duties; or (c) without Executive’s consent, the Company’s relocation of his principal office more than 50 miles from his current office location in Lake Mary, FL. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason within 30 days after the initial occurrence of such event. Following receipt of such notice from Executive, the Company shall have a period of 60 days within which it may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. Good Reason shall not include Executive’s death or Disability. The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).

(e) Notice of Termination. Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party given in accordance with Section 12(d). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights under this Agreement.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company other than for Disability, the date specified in the Notice of Termination (which shall be not less than 60 days after delivery of such notice, but Executive may waive such notice), (ii) if Executive’s employment is terminated by Executive, the date specified in Executive’s Notice of Termination (which shall be not less than 60 days after delivery of such notice, but the Company may waive such notice), or (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company upon Termination.

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then:

(i) the Company shall pay to Executive in a lump sum in cash on the first regular payday following the Date of Termination, Executive’s Base Salary through the Date of Termination to the extent not previously paid (the “Accrued Salary”);

(ii) the Company shall pay to Executive severance equal to Executive’s Base Salary, payable in approximately equal installments over a period of twelve (12) months, the first payment to be made within the first 60 days after the Date of Termination (such first payment date during such period to be determined exclusively by the Company), or such later date as may be required pursuant to Section 11, and with monthly payments thereafter in accordance with the Company’s normal payroll practices; provided, that (A) within 45 days after the Date of Termination Executive shall have executed a general release of claims and covenant not to sue in favor of the Company and its affiliates, in the form provided by the Company and such release shall not have been revoked within any revocation period specified in such release, and (B) Executive complies with the Non-Competition Addendum, dated as of July 15, 2013. Each installment payment shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code;

(iii) any outstanding and unvested stock options held by Executive shall become fully exercisable as of the Date of Termination, and such stock options shall thereafter continue or lapse in accordance with the other provisions of the applicable award certificate;

(iv) any outstanding restricted stock units held by Executive shall become fully vested as of the Date of Termination and shall immediately convert to shares of Company common stock on the Date of Termination; and

(v) to the extent not previously paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits, the “Other Benefits”).

(b) Death, Disability or Retirement. If Executive’s employment is terminated by reason of Executive’s death, Disability or retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits. Accrued Salary shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or Executive shall resign other than for Good Reason or Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits. Accrued Salary shall be paid to Executive in a lump sum in cash on the first regular payday following the Date of Termination.

(d) Expiration of Employment Period. If Executive’s employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits. Accrued Salary shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination.

(e) Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation as an officer of the Company, its subsidiaries and affiliates.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Parent or its affiliated companies and for which Executive may qualify, except as specifically provided in this Agreement. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

9. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

10. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment of any Non-Exempt Deferred Compensation, such payment shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(e) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such period.

(f) Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Section 4 shall be subject to liquidation or exchange for another benefit.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Florida. With respect to any such court action, Executive hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of the State of Florida and the State of Pennsylvania are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b) Captions. The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect. Except as otherwise provided, all references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement.

(c) Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Peter G. Abram, Jr. c/o FARO Technologies, Inc. 250 Technology Park Lake Mary, Florida 32746

If to the Company:	FARO Technologies, Inc. 250 Technology Park Lake Mary, Florida 32746 Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance with this Section 12(d). Notice and communications shall be effective when actually received by the addressee.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Waivers. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof. The parties agree that this Agreement shall not supersede the Patent & Confidentiality Agreement or the Non-Competition Addendum, both of which shall remain in full force and effect in accordance with their terms.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Peter G. Abram, Jr.
Peter G. Abram, Jr.

FARO TECHNOLOGIES, INC.

By:	/s/ Jay Freeland
Its:	President and Chief Executive Officer